Exhibit 10.28
SXC HEALTH SOLUTIONS CORP.
DIRECTOR INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT made as of the day of February 22, 2011.
B E T W E E N:
SXC HEALTH SOLUTIONS CORP., a corporation existing under the laws of the Yukon Territory
(the “Corporation”)
- and -
[DIRECTOR OR OFFICER], an individual resident in the [Province or State] of
(the “Indemnitee”)
WHEREAS, the Corporation desires to provide the Indemnitee with specific contractual assurance of the Indemnitee's rights to full indemnification against litigation risks and expenses (regardless, among other things, of any change in the ownership of the Corporation or the composition of its board of directors);
AND WHEREAS, this Agreement is a supplement to and in furtherance of the by-laws of the Corporation and the Business Corporations Act (Yukon), as amended from time to time, (the “Act”) and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of the Indemnitee thereunder; and
AND WHEREAS, at the request of the Corporation, the Indemnitee acts as a [director or officer] of the of the Corporation;
AND WHEREAS, it is to the advantage of the Corporation in hiring and retaining [directors or officers] to provide this indemnification;
AND WHEREAS, pursuant to a resolution of the board of directors of the Corporation, the duly authorized officers of the Corporation have been authorized to enter into an agreement with each of the directors and officers of the Corporation, evidencing the agreement of the Corporation to indemnify each such director and officer upon the terms and conditions as set out herein;
NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the Indemnitee's service or continued service in an Indemnified Capacity (as defined below) and the premises and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties hereto hereby covenant and agree as follows:

1.
General Indemnification. Subject to the limitations in the Act, except in an action by or on behalf of the Corporation to procure a judgement in its favour, the Corporation hereby irrevocably agrees to indemnify the Indemnitee against all Losses (as hereinafter defined), reasonably incurred by him in respect of any Claim (as hereinafter defined), if:

(a)	he acted honestly and in good faith with a view to the best interests of the Corporation (as hereinafter defined); and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.
2.Definitions.
In this Agreement:
“Claims” means any claim, action, suit, application, litigation, charge, complaint, prosecution, assessment, reassessment, investigation, inquiry, discovery, hearing or proceeding of any nature or kind whatsoever (including applications for leave to commence a proceeding), whether civil, criminal, administrative, regulatory or otherwise and, without limiting the generality of the foregoing, will include any and every claim for any liability and/or any legal, regulatory or investigative action or proceeding by any governmental or regulatory authority or any person, firm, corporation or other entity whatsoever, whether such action, proceeding or investigation is pending, anticipated or threatened and including any and every claim by or on behalf of the Corporation, or by or on behalf of Canada or any other country or any political subdivision thereof, to which the Indemnitee is subject, in which the Indemnitee participates at the request of the Corporation, whether or not the Indemnitee has been named, if it relates to, arises from or is based on the Indemnitee's service in an Indemnified Capacity (as defined herein), whether the alleged act or omission occurred before or after the date of this Agreement;
“Losses” means all injury, liability, loss, damage, charge, cost, expense, taxes (other than taxes on any fees or salary or other form of compensation), amounts to settle or dispose of any Claim or satisfy any judgment, amounts for acting as a witness or other participant in any Claim, fine or penalty whatsoever which the Indemnitee may reasonably incur, suffer or be required to pay, (including, without limitation, all reasonable legal and other professional fees as well as all out-of-pocket expenses for attending discoveries, trials, hearings and meetings, including any amounts in respect of the investigation, defence, settlement or appeal of or preparation for any Claim or in respect of any action to establish a right to indemnification under this Agreement); and
“Indemnified Capacity” means, being or having been a director of the Corporation (including in respect of acting as a member on one or more committees of the board of directors) or acting or having acted at the Corporation's request as a director or officer or an individual acting in a similar capacity of another entity.

3.
Advancement of Moneys. Subject to the limitations in the Act, the Corporation hereby irrevocably undertakes to advance moneys to the Indemnitee for Losses in respect of a Claim prior to the resolution of the merits of such Claim, but the Indemnitee will repay such funds if he does not fulfill the conditions set out in clause 1(a) and clause 1(b).

4.Derivative Actions. Subject to the limitations in the Act, the Corporation hereby irrevocably undertakes, subject to the obtaining of the approval of a court where necessary, to indemnify, or advance moneys under Section 3 to, the Indemnitee in respect of any Claim by or on behalf of the Corporation or other entity to obtain a judgment in its favour, to which the Indemnitee is made a party by reason of his service in an Indemnified Capacity, against all Losses reasonably incurred by him in connection with such action if he fulfils the conditions set out in clause 1(a) and 1(b).
5.Notice of Claims. If the Indemnitee becomes aware of any Claim or reasonably expects that a Claim will be made, the Indemnitee will give the Corporation written notice promptly of such Claim or potential Claim, and the Corporation will give the Indemnitee written notice promptly of such Claim or potential Claim.
6.Defence of Claim.

(a)
By Corporation. The Corporation will at its expense and in a timely manner contest and defend against any Claim and take all commercially reasonable steps to prevent the resolution thereof in a manner adverse to the Indemnitee, including the taking of such appeals as counsel to the Corporation may advise are likely to succeed in the circumstances. In this regard, the Corporation will keep the Indemnitee fully informed on a timely basis of all steps and developments relating to the foregoing. The Corporation will not agree to any settlement on the Indemnitee's behalf without the Indemnitee's written consent unless the terms of such settlement require only the payment of money and do not require the Indemnitee to admit any wrongdoing or take or refrain from taking any action.

(b)
By Indemnitee. Notwithstanding clause 6(a), the Indemnitee will be entitled to assume carriage of his own defence relating to any Claim (and for greater certainty, the full amount of reasonable expense the Indemnitee incurs in connection with such defence will be a Loss) if:

(i)	the Corporation does not in a timely manner:

(A)	undertake appropriate action in respect of a written notice delivered pursuant to clause 5; or

(B)	take such legal steps as may from time to time be required to properly defend against any such claim;
then the Indemnitee may do so at the expense and risk of the Corporation; or

(ii)
in the reasonable opinion of Indemnitee's counsel, the Indemnitee's interests in respect of the relevant matter conflict with the interests of the Corporation in respect of such matter or with the interests of any other director of the Corporation in respect of whose defence the Corporation has carriage.

7.Procedure for Making a Claim. Subject to clause 8, if the Indemnitee wishes to make any claim for payment of a Loss, the Indemnitee will deliver a written notice of such claim for payment to the Corporation, together with reasonable details and supporting documentation with respect to such claim (such written notice referred to herein as an “Indemnification Notice”). The Corporation will pay all Losses arising in connection with the matters described in the Indemnification Notice to the Indemnitee (or as the Indemnitee may direct) no later than 30 days after the date on which the Indemnitee delivers any invoice or account on account of any such Losses to the Corporation, provided that the Indemnitee executes and delivers to the Corporation an undertaking to reimburse the Corporation for such amounts advanced in the event that it is ultimately determined that the Indemnitee is not entitled to be indemnified under this Agreement. The Corporation will exercise all reasonable efforts to obtain, or to assist in obtaining, all approvals or consents when indemnification hereunder is subject to or conditional upon the approval or consent of any court or of any government body or regulatory authority.
8.Repayment of Prohibited Amounts. If the Corporation pays an amount to or on behalf of the Indemnitee which it is prohibited from paying by law, then forthwith upon written request by the Corporation, the Indemnitee will repay such amount to the Corporation.
9.Records. The Indemnitee and his advisors will at all times be entitled to review during regular business hours all documents, records and other information with respect to the Corporation or any entity in which he acted in an Indemnified Capacity which are under the Corporation's control and which may be reasonably necessary in order to investigate and defend against any Claim that relates to, arises from or is based on his service in an Indemnified Capacity, provided that the Indemnitee will maintain all such information in strictest confidence except to the extent necessary for his defence. The Indemnitee will make available to the Corporation all documents, records and other information necessary to investigate and defend any Claim, provided that the Indemnitee shall not be required to provide assistance that would materially prejudice the Indemnitee's defences, where such defences are not available to the Corporation and such information relates primarily to those defences.
10.Settlement. Settlement of any Claim to which this Agreement applies will not create any presumption that the Indemnitee did not meet the standard of conduct required by applicable law. No settlement will be undertaken by the Indemnitee without the consent of the Corporation unless the Corporation has indicated that it would not indemnify the Indemnitee according to this Agreement.
11.Insurance. To the extent that the Corporation maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Corporation or any other corporation, partnership, joint venture or other enterprise which such person serves at the request of the Corporation, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, agent or fiduciary under such policy or policies.
12.Limitation of Indemnification. Notwithstanding any other provisions of this Agreement, nothing herein shall obligate the Corporation to make a payment to the Indemnitee hereunder if, in the opinion of the Corporation, to do so would be contrary to the Act, public policy or any other law.
13.Disputes. In the event of a dispute under this Agreement, the Corporation will apply to the court to approve a payment under this

Agreement forthwith upon receiving a written request from the Indemnitee to do so and may apply to the court at anytime in its sole and absolute discretion and the Indemnitee acknowledges that such a determination may limit the Indemnitee's rights hereunder.
14.Nonexclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which the Indemnitee may be entitled under the Act or any other law, the Corporation's constating documents, any vote of shareholders or disinterested directors, or otherwise, both as to action in the Indemnitee's official capacity and as to action in another capacity while holding such office.
15.Exceptions. Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of this Agreement to indemnify or to advance monies to the Indemnitee in connection with any of the following:

(a)
Claims Initiated by Indemnitee. With respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law;

(b)
Claims Under Section 16(b). For expenses and the payment of profits arising from the purchase and sale by the Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; or

(c)	Other Payments. To the extent that the Indemnitee is indemnified and actually paid otherwise than pursuant to this Agreement.
16.Term. This Agreement will become effective on the date hereof and will continue in full force and effect for so long as any Claim contemplated herein may be legally brought against the Indemnitee, notwithstanding the fact that the Indemnitee may, at the time such action is commenced, no longer be a director of the Corporation or serve in another Indemnified Capacity.
17.Severability. If any provision of this Agreement or its application to any party or circumstances is restricted, prohibited or unenforceable, such provision will be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof.
18.Enurement. This Agreement is not assignable by any party without the prior written consent of the other party but will bind and benefit the parties hereto and the heirs, executors, administrators and other legal representatives of the Indemnitee and the successors and permitted assigns (which is deemed to include any successor by reason of amalgamation, arrangement, merger, business combination or otherwise) of the Corporation.
19.Amendment. This Agreement may be amended only by written agreement between each of the parties hereto.
20.Further Assurances. Each of the parties hereto will, from time to time, and at all times, do such further acts and deliver all such further assurances, deeds and documents as may be reasonably required in order to fully perform and carry out the terms of this Agreement.

21.
Governing Law. This Agreement will be construed in accordance with the laws of the [Yukon Territory] and the laws of Canada applicable therein and the parties hereby irrevocably submit and attorn to the jurisdiction of the courts of the [Yukon Territory] in respect of all matters arising out of or relating to this Agreement. The parties waive any objections they may have to the venue being in such courts, including, without limitation, any claim that any such venue is an inconvenient forum.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first written above.

SXC HEALTH SOLUTIONS CORP.
Per:
Name: Title: Authorized Signing Officer

[DIRECTOR OR OFFICER]

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